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                                                                    EXHIBIT 21.1

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
                                                        STATE OR OTHER
                                                        JURISDICTION OF PERCENTAGE
SUBSIDIARIES ON JULY 31, 1998                             ORGANIZATION     OWNED
-----------------------------                           --------------- ----------
Professional Software Consultants, Inc. ................   Arizona          100%
Computec International Strategic Resources, Inc. .......   California       100%
Computec International Resources (Australia) PTY LTD
 (subsidiary of Computec International Strategic
 Resources, Inc.).......................................   Australia        100%
Leardata Info-Services, Inc. ...........................   Texas            100%
SelecTech, Inc. ........................................   Illinois         100%
EXi Corp. ..............................................   Minnesota        100%
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